Exhibit 10.2

GENSYM CORPORATION

52 SECOND AVENUE

BURLINGTON, MA 01803

August 19, 2004

Mr. Kim Mayyasi

Sudbury, MA 01776

Dear Kim:

We are pleased to extend a formal offer of employment to you for the positions of President and Chief Executive Officer (CEO) of Gensym Corporation, based in Burlington, MA, reporting to the Board of Directors. At its first meeting following your start of employment, the Board will elect you as a Director in Class II with an initial term expiring at the 2007 annual meeting.

The starting salary for this position will be at an annualized rate of $275,000, payable semi-monthly and subject to all applicable federal and state withholding, payroll and other taxes. In addition, you will participate in a Bonus Plan with an annual incentive bonus of up to 50% of your base salary. If certain financial goals are surpassed, an additional bonus may be earned. Your calendar year 2004 bonus will be prorated according to your hire date, will be determined and paid after the Quarter 2, 2005 results are known, and will be based on the achievement of 2004 and first half 2005 goals to be agreed upon between you and the Compensation Committee of the Board by November 1, 2004. For calendar year 2005, your bonus payout potential will be based upon achieving company and individual performance objectives set forth in a plan to be agreed upon between you and the Compensation Committee of the Board by December 31, 2004. In general, bonus payouts will be made semi-annually as per the goal plan.

At its first meeting following your start of employment, the Board will grant you stock options for the purchase of 300,000 shares of Gensym Corporation common stock. Such stock options shall have an exercise price per share equal to the closing price of Gensym shares on the date of grant. The option shall vest in three equal annual installments, beginning on the first anniversary of the date you commence employment, and will vest fully upon a “change of control,” defined as a merger, consolidation, sale or transfer of the majority of Gensym’s capital stock and/or voting rights. The options shall be non-qualified options. In addition, the Board will consider an additional option grant in the summer of 2005 in its regular cycle of making such grants to employees.

All regular full-time employees working 30 or more hours per week are eligible to participate in the Company’s benefit package, which consists of medical, dental, life insurance, accidental death and dismemberment, long-term disability, short-term disability and 401(k). Upon signing and returning this offer letter, a comprehensive benefits package will be sent to you.

Paid-Time-Off (PTO) is accrued on a semi-monthly basis and is based on years of service with the company. All regular full-time employees accrue 20 days of PTO for the first 12 months of service. Every year thereafter, an additional day is accrued up to a maximum of 25 days.

All Gensym employees are required to sign an agreement pertaining to non-disclosure, non-competition, and Gensym proprietary information as a condition of employment. A copy of this agreement is enclosed for your review and execution.

During your employment you will be required to devote your best efforts and full business time, skill, and attention to the performance of your duties on behalf of Gensym, and will be prohibited from undertaking any alternate and/or additional employment or business venture.

This letter is not intended to be a contract of employment for a specific period of time.

If after commencing employment, your employment is terminated by Gensym without cause, you will continue to receive your base salary and insurance benefits for a severance period. The severance period shall be twelve months.

We would expect you to start on Monday, August 30, 2004.

Kim, we are enthusiastic about your joining and leading our organization and we look forward to a mutually rewarding working relationship. Please indicate your acceptance by signing on the signature line below and returning it. This offer remains in effect through September 1, 2004.

Sincerely,

/s/ Lowell Hawkinson
Lowell Hawkinson
Chairman of the Board

Enclosures:

Accepted:	/s/ Kim Mayyasi
(Kim Mayyasi)

Start Date: August 30, 2004